Stradley Ronon Stevens & Young, LLP

                                                   2600 One Commerce Square

                                               Philadelphia, PA  19103-7098

                                                  Telephone  (215) 564-8000

                                                        Fax  (215) 564-8120







                                   May 1, 2003



Board of Trustees
D. L. Babson Bond Trust, a Missouri common law trust
BMA Tower
700 Karnes Boulevard
Kansas City, Missouri 64108-3306

Board of Trustees
D. L. Babson Bond Trust, a Delaware statutory trust
BMA Tower
700 Karnes Boulevard
Kansas City, Missouri 64108-3306


Re: Agreement and Plan of Reorganization (the "Plan") made as of the 28th day of March, 2003 by and between D. L. Babson Bond Trust, a Delaware statutory trust (the "Delaware Trust") on behalf of its series, Portfolios S and L (the "Acquiring Funds" and, singly, an "Acquiring Fund"), and D. L. Babson Bond Trust, a Missouri common law trust (the "Missouri Trust") on behalf of its series, Portfolios S and L (the "Acquired Funds" and, singly, an "Acquired Fund")
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Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of the reorganizations of the Acquired Funds (singly or together, as the context requires, the "Reorganization"), which will consist of: (i) the acquisition by each Acquiring Fund on the Closing Date of the Reorganization of all of the corresponding Acquired Fund's then-existing assets; (ii) the assumption or payment by each Acquiring Fund, to the extent that they exist on or after the Closing Date of the Reorganization, of all of the corresponding Acquired Fund's obligations and liabilities, whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with the Plan; (iii) the delivery to each Acquired Fund of full and fractional shares of beneficial interest, without par value, of the corresponding Acquiring Fund (the "Acquiring Fund Shares") equal in number to the number of full and fractional shares of beneficial interest, par value $0.25 per share with respect to Portfolio L and par value $1.00 with respect to Portfolio S, of the Acquired Fund outstanding immediately prior to the Closing Date of the Reorganization; and (iv) the distribution on the Closing Date of the Reorganization of the corresponding series of Acquiring Fund Shares to the shareholders of each Acquired Fund according to their respective interests in the Acquired Fund, following which the Acquired Funds and the Missouri Trust will be dissolved as soon as practicable after the Closing Date of the Reorganization.

     In rendering our opinion, we have reviewed and relied upon: (a) the Plan, made as of the 28th day of March, 2003, by and between the Missouri Trust and the Delaware Trust; (b) the proxy materials provided to shareholders of the Acquired Funds in connection with the adjourned Special Meeting of Shareholders of the Acquired Funds held on March 28, 2003; (c) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and
(d) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All terms used herein, unless otherwise defined, are used as defined in the Plan.

     You have authorized and directed us to assume, and we hereby do assume, in issuing our opinion, the following facts with respect to each Acquiring Fund and corresponding Acquired Fund, which are true and correct as of the date hereof:

     1. The fair market value of the Acquiring Fund Shares (including fractional shares) distributed to each Acquired Fund shareholder will be approximately equal to the fair market value of the shares (including fractional shares) of the Acquired Fund ("Acquired Fund Shares") surrendered by the shareholder in the exchange. The Acquired Fund will not receive any consideration other than the shares of the Acquiring Fund for the assets of the Acquired Fund being acquired in the Reorganization.

     2. Immediately following consummation of the Reorganization, the Acquiring Fund will possess the same assets and liabilities, except for assets used to pay expenses incurred in connection with the Reorganization, as those possessed by the Acquired Fund immediately prior to the Reorganization. Assets used to pay expenses, and all repurchases and distributions (except for regular, normal dividends) made by the Acquired Fund immediately preceding the Reorganization will, in the aggregate, constitute less than one percent of the net assets of the Acquired Fund.

     3. Immediately following the consummation of the Reorganization, the current shareholders of the Acquired Fund will own all of the outstanding shares of the Acquiring Fund in the same proportions as the shares they owned in the Acquired Fund and will own these shares solely by reason of their ownership of the shares of the Acquired Fund immediately before the Reorganization.

     4. Following the Closing Date of the Reorganization, the Acquiring Fund will continue the business of the Acquired Fund and use a significant portion of the Acquired Fund's business assets in a continuing business. Before the Closing Date, neither the Acquired Fund nor the Acquiring Fund will dispose of and/or acquire any assets in order to satisfy the investment objectives of the Acquiring Fund or for any other reason, or otherwise change its historic investment policies, except for acquisitions and dispositions made in the ordinary course of its business as a regulated investment company ("RIC").
Following the Closing Date, the Acquiring Fund will not dispose of assets acquired from the Acquired Fund in order to satisfy the investment objective of the Acquiring Fund, or for any other reason, except for dispositions made in the ordinary course of its business as a RIC, and any proceeds from the disposition of securities will be invested in accordance with the Acquiring Fund's investment objectives.

     5. The fair market value of the assets of the Acquired Fund that will be transferred to the Acquiring Fund will equal or exceed the sum of the liabilities, if any, assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets were subject. Any liabilities of the Acquired Fund assumed by the Acquiring Fund and any liabilities to which the assets transferred by the Acquired Fund are subject will have been incurred by the Acquired Fund in the ordinary course of its business as a RIC.

     6. The Acquiring Fund and the Acquired Fund each satisfies the requirements applicable to RICs under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code") and, therefore, the two funds satisfy the requirements of Sections 368(a)(2)(F)(i) and (ii) of the Code.

     7. The Acquiring Fund intends to elect, and the Acquired Fund has elected, to be taxed as a RIC under Section 851 of the Code and, for all required taxable periods, the Acquired Fund has qualified for the special tax treatment afforded RICs under the Code, and after the Reorganization, the Acquiring Fund intends to qualify as a RIC. At the time the Acquired Fund was organized, there was no plan or intention to dispose of the Acquired Fund's assets except in the ordinary course of its business as a RIC.

     8. There is no plan or intention for the Acquiring Fund (the issuing corporation as defined in ss.1.368-1(b) of the income tax regulations issued by the United States Department of the Treasury (the "Income Tax Regulations")) or any person related (as defined in ss.1.368-1(e)(3) of the Income Tax Regulations, without regard to ss.1.368-1(e)(3)(i)(A)) to the Acquiring Fund to acquire during the five-year period beginning on the date of the Reorganization, with consideration other than Acquiring Fund Shares, Acquiring Fund Shares furnished in exchange for a proprietary interest in the Acquired Fund, either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund's business as an open-end investment company, as required by Section 22(e) of the 1940 Act.

     Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Missouri and State of Delaware and the terms of the Plan, for each Acquired Fund and corresponding Acquiring Fund, it is our opinion that:

     1. The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund, as provided for in the Plan, in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Acquired Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to, and assumption of its liabilities by, the Acquiring Fund in exchange for the Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

     3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets, and assumption by it of all of the liabilities, of the Acquired Fund in exchange for the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

     4. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund (in pursuance of the Plan) pursuant to Section 361(c)(1) of the Code.

     5. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of these assets to the Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

     6. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.

     7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of the Acquired Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code.

     8. The basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

     9. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the Closing Date of the Reorganization pursuant to
Section 1223(1) of the Code.

     10. The Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the Income Tax Regulations, the items of the Acquired Fund described in Section 381(c) of the Code.

     Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the Closing Date of the Reorganization.

     Our opinion is conditioned upon the performance by the Delaware Trust, on behalf of the Acquiring Funds, and the Missouri Trust, on behalf of the Acquired Funds, of their undertakings in the Plan. Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

     This opinion is being rendered to each Acquiring Fund and corresponding Acquired Fund, and may be relied upon only by such funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to any Registration Statement of the Delaware Trust, or amendments thereto, covering the registration of the shares of the Delaware Trust under the Securities Act of 1933, as amended, to be issued in the Reorganization.




                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP


                         By:  /s/William S. Pilling, III
                              --------------------------------------------------
                               William S. Pilling, III, a partner

  Malvern, PA o Wilmington, DE o Cherry Hill, NJ o Washington, DC

                  A Pennsylvania Limited Liability Partnership